Exhibit 99.1

The J. M. Smucker Company Announces Fiscal 2017 Third Quarter Results

ORRVILLE, Ohio, Feb. 17, 2017 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the third quarter ended January 31, 2017, of its 2017 fiscal year. All comparisons are to the third quarter of the prior fiscal year, unless otherwise noted. Results for the prior year include the Company's former U.S. canned milk business, prior to its divestiture on December 31, 2015.

EXECUTIVE SUMMARY

  Net sales decreased 5 percent.  Excluding the noncomparable U.S. canned milk business divested in the prior year, net sales decreased 3 percent.
  Net income per diluted share was $1.16, including a noncash impairment charge related to certain indefinite-lived trademarks, compared to $1.55 in the prior year.  The prior year included a $0.14 per share gain on the U.S. canned milk divestiture.
  Adjusted earnings per share was $2.00 compared to $2.05 in the prior year.  Excluding the gain on the divestiture in the prior year, adjusted earnings per share increased 5 percent.
  Incremental synergy realization was $26.3 million in the third quarter and $86.8 million through the first three quarters of fiscal 2017.  The Company now expects to recognize $120 million of incremental synergies in fiscal 2017, an increase of $20 million from its previous guidance.
  Cash provided by operating activities was $419.5 million in the third quarter.  Free cash flow was $366.9 million in the quarter and $658.2 million through the first three quarters of fiscal 2017.
  The Company updated its full-year fiscal 2017 net sales, earnings, and free cash flow outlook.

CHIEF EXECUTIVE OFFICER REMARKS

"Accelerating the realization of synergies and a concentrated effort to reduce costs across the Company support our ability to deliver bottom-line growth, despite the top-line softness in our business and across the industry," said Mark Smucker, Chief Executive Officer. "We are also aggressively pursuing a variety of growth opportunities. During the quarter, we launched our Nature's Recipe® premium pet food brand into grocery and mass merchandise outlets. In addition, we announced plans to build a new manufacturing facility to support growth for our Smucker's® Uncrustables® frozen sandwiches. Behind these and other initiatives, we remain confident in achieving our long-term growth objectives and continuously enhancing shareholder value."

NON-GAAP MEASURES AND SEGMENT RESULTS

Beginning May 1, 2016, the Company redefined certain non-GAAP measures and modified its segment profit calculation to exclude amortization expense and impairment charges related to intangible assets. Prior year results have been modified to conform to the new presentation. Additional information is included in the Company's Form 8-K, dated July 25, 2016.

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended January 31,
			% Increase
	2017	2016	(Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$ 1,878.8	$ 1,973.9	(5%)

Operating income	$ 237.7	$ 318.3	(25%)
Adjusted operating income	382.8	408.3	(6%)

Net income per common share – assuming dilution	$ 1.16	$ 1.55	(25%)
Adjusted earnings per share	2.00	2.05	(2%)

Weighted-average shares outstanding – assuming dilution	116.5	119.7	(3%)

Results for the three months ended January 31, 2016, include the Company's former U.S. canned milk business, prior to its divestiture on December 31, 2015.

Net Sales
Net sales decreased $95.1 million, including $46.3 million attributed to the divested U.S. canned milk business. Excluding the noncomparable divested business and foreign currency exchange, net sales decreased $50.5 million, or slightly below 3 percent. This reflected a decline from volume/mix, driven by the U.S. Retail Coffee segment, and lower net price realization, which was mostly attributed to the U.S. Retail Pet Foods segment. These two factors contributed somewhat equally to the lower net sales.

Operating Income
Gross profit decreased $40.9 million, or 5 percent, driven by volume/mix and the loss of U.S. canned milk profits. Lower net price realization was partially offset by a reduction in commodity and manufacturing overhead costs. Selling, distribution, and administrative ("SD&A") expenses decreased $43.9 million, or 12 percent, primarily driven by incremental synergy realization and lower marketing expense. Operating income decreased $80.6 million, primarily reflecting a $75.7 million noncash impairment charge associated with certain indefinite-lived trademarks within our U.S. Retail Pet Foods segment. The charge resulted from an increase in the weighted-average cost of capital used in the impairment analysis, reflecting rising market-based interest rates during the quarter.

On a non-GAAP basis, adjusted gross profit decreased $37.6 million, or 5 percent. Adjusted operating income decreased $25.5 million. Excluding $10.7 million of profit and the $25.3 million gain related to the divested U.S. canned milk business, adjusted operating income increased 3 percent.

Other
Net interest expense decreased $3.3 million, due to debt repayments of $200.0 million made during the first half of the fiscal year. Income taxes decreased $27.0 million attributed to lower income before income taxes and a lower effective tax rate of 31.9 percent, compared to 32.7 percent in the prior year.

Cash provided by operating activities was $419.5 million. This compared to $542.3 million in the prior year, which benefited from the Company's working capital initiatives.

FULL-YEAR OUTLOOK

The Company updated its full-year fiscal 2017 guidance as summarized below:

	Current	Previous
Comparable net sales (decrease) vs prior year	(3%)	0% to (1%)
Adjusted earnings per share	$7.60 - $7.70	$7.60 - $7.75
Free cash flow	$950 million - $1.0 billion	$1.0 billion
Capital expenditures	$240 million	$240 million
Effective tax rate	32.5%	33.0%

Net sales are expected to decrease approximately 5 percent from fiscal 2016, including a 2 percent impact of the U.S. canned milk divestiture. Excluding the impact of the divestiture, net sales are expected to decrease 3 percent. The change from previous guidance reflects reduced U.S. Retail Coffee segment net sales results in the third quarter and forecasted sales in the fourth quarter. Adjusted earnings per share is expected to range from $7.60 to $7.70, based on 116.6 million shares outstanding. The Company reduced its effective tax rate guidance by 50 basis points to 32.5 percent. Included in the updated earnings guidance is $120 million of incremental synergies in fiscal 2017 compared to previous guidance of $100 million of incremental synergies.

THIRD QUARTER SEGMENT RESULTS

Dollar amounts in the segment tables below are reported in millions.

U.S. Retail Coffee

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY17 Q3 Results	$537.6	$172.2	32.0%
Increase (decrease) vs prior year	(7%)	(12%)	-180bps

Segment net sales decreased $37.9 million, primarily due to volume/mix, which reduced net sales by 5 percentage points. This was driven by lower volume for the Folgers® brand, partially offset by gains for the Dunkin' Donuts® and Café Bustelo® brands. Lower net price realization reduced net sales by 1 percent. Segment profit decreased $22.4 million due to the impact of volume/mix, lower net pricing, and higher commodity costs.

U.S. Retail Consumer Foods

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY17 Q3 Results	$517.3	$119.2	23.0%
Increase (decrease) vs prior year:
As reported	(9%)	(8%)	30bps
Excluding impact of divestiture	(2%)	26%	510bps

Segment net sales decreased $52.5 million, primarily reflecting noncomparable net sales of $42.7 million in the prior year related to the divested U.S. canned milk business. Excluding the impact of the divestiture, net sales decreased 2 percent. Volume/mix reduced net sales by 3 percentage points driven by Smucker's® fruit spreads and the truRoots® brand within our Natural Foods business. Net price realization was slightly higher. Segment profit decreased $9.9 million. Excluding $9.4 million of profit and the $25.3 million gain related to the divested U.S. canned milk business, segment profit increased 26 percent, reflecting lower manufacturing overhead costs, higher net pricing, and reduced marketing expense.

U.S. Retail Pet Foods

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY17 Q3 Results	$550.9	$126.3	22.9%
Increase (decrease) vs prior year	(4%)	2%	120bps

Segment net sales decreased $20.0 million primarily due to lower net price realization. Volume/mix was neutral as gains for Nature's Recipe® and Kibbles 'n Bits® dog food were offset by declines in pet snacks. Segment profit increased $2.3 million as lower marketing expense and incremental synergy realization more than offset lower volume/mix related to pet snacks and $5.0 million in costs related to a product recall during the quarter.

International and Foodservice

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY17 Q3 Results	$273.0	$45.5	16.7%
Increase (decrease) vs prior year	6%	(7%)	-230bps

Segment net sales increased $15.3 million. Volume/mix contributed 8 percentage points of growth to net sales and was slightly offset by lower net price realization and the impact of $3.6 million of noncomparable sales in the prior year related to the divested U.S. canned milk business. Segment profit decreased $3.4 million primarily due to a $1.9 million write-off in the current year associated with the disposal of assets and $1.3 million of profit in the prior year related to the divested U.S. canned milk business.

Conference Call

The Company will conduct an earnings conference call and webcast today, February 17, 2017, beginning at 8:00 a.m. Eastern time. The Company also invites interested parties to listen to a webcast of its executive management presentation at the 2017 CAGNY Conference on Wednesday, February 22, 2017, at 8:00 a.m. Eastern time. To access the webcasts, please visit jmsmucker.com/investor-relations.

The J. M. Smucker Company Forward-Looking Statements

This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the ability to achieve synergies and cost savings related to the Big Heart Pet Brands acquisition in the amounts and within the time frames currently anticipated and to effectively manage the related integration costs; the ability to generate sufficient cash flow to meet the Company's deleveraging objectives; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies employed to manage commodity pricing risks; the availability of reliable transportation on acceptable terms; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the businesses, including the introduction of new products; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's or its competitors' products; the impact of accidents, extreme weather, and natural disasters; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the ability to manage and maintain key relationships; the timing and amount of capital expenditures and share repurchases; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets; the impact of new or changes to existing governmental laws and regulations and their application; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J. M. Smucker Company

For nearly 120 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of consumer food and beverage products and pet food and pet snacks in North America. In consumer foods and beverages, its brands include Smucker's®, Folgers®, Jif®, Dunkin' Donuts®, Crisco®, Pillsbury®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Martha White®, truRoots®, Sahale Snacks®, Robin Hood®, and Bick's®. In pet food and pet snacks, its brands include Meow Mix®, Milk-Bone®, Kibbles 'n Bits®, Natural Balance®, and 9Lives®. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC, and Dunkin' Donuts® is a registered trademark of DD IP Holder, LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants.

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended January 31,			Nine Months Ended January 31,
			% Increase			% Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,878.8	$ 1,973.9	(5%)	$ 5,608.5	$ 6,003.6	(7%)
Cost of products sold	1,155.9	1,210.1	(4%)	3,420.0	3,723.8	(8%)
Gross Profit	722.9	763.8	(5%)	2,188.5	2,279.8	(4%)
Gross margin	38.5%	38.7%		39.0%	38.0%

Selling, distribution, and administrative expenses	337.2	381.1	(12%)	1,056.3	1,158.5	(9%)
Amortization	51.7	52.2	(1%)	155.2	158.2	(2%)
Impairment charges	75.7	-	n/m	75.7	-	n/m
Other special project costs	18.0	41.4	(57%)	66.8	94.9	(30%)
Other operating expense (income) - net	2.6	(29.2)	(109%)	(0.3)	(31.0)	(99%)
Operating Income	237.7	318.3	(25%)	834.8	899.2	(7%)
Operating margin	12.7%	16.1%		14.9%	15.0%

Interest expense - net	(40.3)	(43.6)	(8%)	(122.8)	(130.6)	(6%)
Other income (expense) - net	0.2	0.6	(67%)	4.5	(0.9)	n/m
Income Before Income Taxes	197.6	275.3	(28%)	716.5	767.7	(7%)
Income taxes	63.0	90.0	(30%)	234.6	270.0	(13%)
Net Income	$ 134.6	$ 185.3	(27%)	$ 481.9	$ 497.7	(3%)

Net income per common share	$ 1.16	$ 1.55	(25%)	$ 4.14	$ 4.16	(0%)

Net income per common share –
assuming dilution	$ 1.16	$ 1.55	(25%)	$ 4.14	$ 4.16	(0%)

Dividends declared per common share	$ 0.75	$ 0.67	12%	$ 2.25	$ 2.01	12%

Weighted-average shares outstanding	116,435,288	119,682,362	(3%)	116,399,787	119,658,138	(3%)
Weighted-average shares outstanding –
assuming dilution	116,508,644	119,734,947	(3%)	116,512,460	119,683,493	(3%)

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	January 31, 2017	April 30, 2016
	(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$ 139.6	$ 109.8
Trade receivables, less allowance for doubtful accounts	421.4	450.1
Inventories	995.6	899.4
Other current assets	134.3	114.1
Total Current Assets	1,690.9	1,573.4

Property, Plant, and Equipment - Net	1,574.3	1,627.7

Other Noncurrent Assets:
Goodwill	6,084.7	6,091.1
Other intangible assets - net	6,262.0	6,494.4
Other noncurrent assets	199.8	197.5
Total Other Noncurrent Assets	12,546.5	12,783.0
Total Assets	$ 15,811.7	$ 15,984.1

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 428.5	$ 459.4
Short-term borrowings	142.0	284.0
Other current liabilities	426.7	469.6
Total Current Liabilities	997.2	1,213.0

Noncurrent Liabilities:
Long-term debt	4,945.0	5,146.0
Other noncurrent liabilities	2,627.6	2,616.6
Total Noncurrent Liabilities	7,572.6	7,762.6

Shareholders' Equity	7,241.9	7,008.5
Total Liabilities and Shareholders' Equity	$ 15,811.7	$ 15,984.1

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended January 31,		Nine Months Ended January 31,
	2017	2016	2017	2016
	(Dollars in millions)

Operating Activities
Net income	$ 134.6	$ 185.3	$ 481.9	$ 497.7
Adjustments to reconcile net income to net cash
provided by operations:
Depreciation	52.6	55.1	159.6	165.5
Amortization	51.7	52.2	155.2	158.2
Impairment charges	75.7	-	75.7	-
Share-based compensation expense	6.9	10.5	22.0	26.9
Gain on divestiture	-	(25.3)	-	(25.3)
Loss on disposal of assets - net	2.9	1.2	3.9	3.8
Other noncash adjustments	-	0.9	0.4	(1.5)
Defined benefit pension contributions	(5.2)	(0.6)	(6.5)	(2.4)
Changes in assets and liabilities, net of effect
from businesses acquired:
Trade receivables	96.9	99.5	27.0	(79.0)
Inventories	34.1	84.5	(98.6)	192.1
Accounts payable and accrued items	(34.7)	95.9	(16.9)	93.3
Income and other taxes	(18.5)	0.4	(57.1)	68.7
Other - net	22.5	(17.3)	48.2	26.8
Net Cash Provided by Operating Activities	419.5	542.3	794.8	1,124.8

Investing Activities
Business acquired, net of cash acquired	-	-	-	7.9
Equity investment in affiliate	-	(16.0)	-	(16.0)
Additions to property, plant, and equipment	(52.6)	(43.4)	(136.6)	(160.8)
Proceeds from divestiture	-	193.7	-	193.7
Proceeds from disposal of property, plant, and equipment	-	-	0.4	0.2
Other - net	0.8	(7.6)	(11.9)	5.7
Net Cash (Used for) Provided by Investing Activities	(51.8)	126.7	(148.1)	30.7

Financing Activities
Short-term repayments - net	(264.0)	(232.0)	(142.0)	(88.0)
Repayments of long-term debt	-	(350.0)	(200.0)	(800.0)
Quarterly dividends paid	(87.2)	(80.0)	(252.1)	(236.5)
Purchase of treasury shares	(0.2)	(0.4)	(19.0)	(7.8)
Other - net	0.1	0.1	0.7	0.6
Net Cash Used for Financing Activities	(351.3)	(662.3)	(612.4)	(1,131.7)
Effect of exchange rate changes on cash	1.4	(5.2)	(4.5)	(8.9)
Net increase in cash and cash equivalents	17.8	1.5	29.8	14.9
Cash and cash equivalents at beginning of period	121.8	139.0	109.8	125.6
Cash and Cash Equivalents at End of Period	$ 139.6	$ 140.5	$ 139.6	$ 140.5

The J. M. Smucker Company
Unaudited Supplemental Schedule

	Three Months Ended January 31,				Nine Months Ended January 31,
		% of		% of		% of		% of
	2017	Net Sales	2016	Net Sales	2017	Net Sales	2016	Net Sales
	(Dollars in millions)

Net sales	$1,878.8		$1,973.9		$5,608.5		$6,003.6
Selling, distribution, and
administrative expenses:
Marketing	97.7	5.2%	120.7	6.1%	327.5	5.8%	358.5	6.0%
Selling	60.6	3.2%	73.8	3.7%	193.3	3.4%	244.9	4.1%
Distribution	61.5	3.3%	61.3	3.1%	184.2	3.3%	185.3	3.1%
General and administrative	117.4	6.2%	125.3	6.3%	351.3	6.3%	369.8	6.2%
Total selling, distribution, and
administrative expenses	$ 337.2	17.9%	$ 381.1	19.3%	$1,056.3	18.8%	$1,158.5	19.3%

Amounts may not add due to rounding.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended January 31,		Nine Months Ended January 31,
	2017	2016	2017	2016
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 537.6	$ 575.5	$ 1,602.7	$ 1,726.6
U.S. Retail Consumer Foods	517.3	569.8	1,611.6	1,796.0
U.S. Retail Pet Foods	550.9	570.9	1,601.4	1,687.5
International and Foodservice	273.0	257.7	792.8	793.5
Total net sales	$ 1,878.8	$ 1,973.9	$ 5,608.5	$ 6,003.6

Segment profit:
U.S. Retail Coffee	$ 172.2	$ 194.6	$ 532.5	$ 548.8
U.S. Retail Consumer Foods	119.2	129.1	349.5	375.8
U.S. Retail Pet Foods	126.3	124.0	363.0	355.8
International and Foodservice	45.5	48.9	136.7	140.6
Total segment profit	$ 463.2	$ 496.6	$ 1,381.7	$ 1,421.0
Amortization	(51.7)	(52.2)	(155.2)	(158.2)
Impairment charges	(75.7)	-	(75.7)	-
Interest expense - net	(40.3)	(43.6)	(122.8)	(130.6)
Unallocated derivative gains (losses)	0.8	6.7	(5.7)	2.7
Cost of products sold - special project costs	(0.5)	(3.1)	(4.8)	(9.2)
Other special project costs	(18.0)	(41.4)	(66.8)	(94.9)
Corporate administrative expenses	(80.4)	(88.3)	(238.7)	(262.2)
Other income (expense) - net	0.2	0.6	4.5	(0.9)
Income before income taxes	$ 197.6	$ 275.3	$ 716.5	$ 767.7

Segment profit margin:
U.S. Retail Coffee	32.0%	33.8%	33.2%	31.8%
U.S. Retail Consumer Foods	23.0%	22.7%	21.7%	20.9%
U.S. Retail Pet Foods	22.9%	21.7%	22.7%	21.1%
International and Foodservice	16.7%	19.0%	17.2%	17.7%

Non-GAAP Measures

The Company uses non-GAAP financial measures, including: net sales excluding the noncomparable impact of the divestiture and foreign currency exchange; adjusted gross profit, operating income, income, and earnings per share; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. Non-GAAP profit measures exclude certain items affecting comparability which include merger and integration and restructuring costs ("special project costs") and unallocated gains and losses on commodity and foreign currency exchange derivatives ("unallocated derivative gains and losses"). The special project costs relate to specific merger and integration and restructuring projects, and the unallocated derivative gains and losses reflect the changes in fair value of the Company's commodity and foreign currency exchange contracts. Beginning May 1, 2016, the Company redefined the non-GAAP measures to also exclude amortization expense and impairment charges related to intangible assets, and has modified prior year results to conform to the new definition. The Company believes that excluding amortization expense and impairment charges related to intangible assets in its non-GAAP measures is more reflective of the Company's operating performance and the way in which the Company manages its business, as amortization and impairment charges are noncash expenses and can be significantly affected by the timing and size of acquisitions. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2017 outlook. As the amount of unallocated derivative gains and losses varies depending on market conditions and levels of derivative transactions with respect to a particular fiscal year, it is not determinable on a forward-looking basis and no guidance has been provided.

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,				Nine Months Ended January 31,
			Increase				Increase
	2017	2016	(Decrease)%		2017	2016	(Decrease)%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$ 1,878.8	$ 1,973.9	$ (95.1)	(5%)	$ 5,608.5	$ 6,003.6	$ (395.1)	(7%)
Milk divestiture	-	(46.3)	46.3	2%	-	(153.5)	153.5	3%
Net sales excluding divestiture	$ 1,878.8	$ 1,927.6	$ (48.8)	(3%)	$ 5,608.5	$ 5,850.1	$ (241.6)	(4%)
Foreign currency exchange	(1.7)	-	(1.7)	-	2.8	-	2.8	-
Net sales excluding divestiture and
foreign currency exchange	$ 1,877.1	$ 1,927.6	$ (50.5)	(3%)	$ 5,611.3	$ 5,850.1	$ (238.8)	(4%)

Amounts may not add due to rounding.

Net sales excluding divestiture has been adjusted for the noncomparable impact of the U.S. canned milk business divested on December 31, 2015.

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2017	2016	2017	2016
	(Dollars in millions, except per share data)

Gross profit reconciliation:
Gross profit	$ 722.9	$ 763.8	$ 2,188.5	$ 2,279.8
Unallocated derivative (gains) losses	(0.8)	(6.7)	5.7	(2.7)
Cost of products sold - special project costs	0.5	3.1	4.8	9.2
Adjusted gross profit	$ 722.6	$ 760.2	$ 2,199.0	$ 2,286.3
% of net sales	38.5%	38.5%	39.2%	38.1%

Operating income reconciliation:
Operating income	$ 237.7	$ 318.3	$ 834.8	$ 899.2
Amortization	51.7	52.2	155.2	158.2
Impairment charges	75.7	-	75.7	-
Unallocated derivative (gains) losses	(0.8)	(6.7)	5.7	(2.7)
Cost of products sold - special project costs	0.5	3.1	4.8	9.2
Other special project costs	18.0	41.4	66.8	94.9
Adjusted operating income	$ 382.8	$ 408.3	$ 1,143.0	$ 1,158.8
% of net sales	20.4%	20.7%	20.4%	19.3%

Net income reconciliation:
Net income	$ 134.6	$ 185.3	$ 481.9	$ 497.7
Income taxes	63.0	90.0	234.6	270.0
Amortization	51.7	52.2	155.2	158.2
Impairment charges	75.7	-	75.7	-
Unallocated derivative (gains) losses	(0.8)	(6.7)	5.7	(2.7)
Cost of products sold - special project costs	0.5	3.1	4.8	9.2
Other special project costs	18.0	41.4	66.8	94.9
Adjusted income before income taxes	$ 342.7	$ 365.3	$ 1,024.7	$ 1,027.3
Income taxes, as adjusted	109.9	119.3	335.5	361.3
Adjusted income	$ 232.8	$ 246.0	$ 689.2	$ 666.0

Weighted-average common shares outstanding	115,888,341	119,167,720	115,859,621	119,138,552
Weighted-average participating shares outstanding	546,947	514,642	540,166	519,586
Total weighted-average shares outstanding	116,435,288	119,682,362	116,399,787	119,658,138
Dilutive effect of stock options	73,356	52,585	112,673	25,355
Total weighted-average shares outstanding - assuming dilution	116,508,644	119,734,947	116,512,460	119,683,493

Adjusted earnings per share	$ 2.00	$ 2.05	$ 5.92	$ 5.56

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2017	2016	2017	2016
	(Dollars in millions)

EBITDA reconciliation:
Net income	$ 134.6	$ 185.3	$ 481.9	$ 497.7
Income taxes	63.0	90.0	234.6	270.0
Interest expense - net	40.3	43.6	122.8	130.6
Depreciation	52.6	55.1	159.6	165.5
Amortization	51.7	52.2	155.2	158.2
Impairment charges	75.7	-	75.7	-
Earnings before interest, taxes, depreciation, and amortization	$ 417.9	$ 426.2	$ 1,229.8	$ 1,222.0
% of net sales	22.2%	21.6%	21.9%	20.4%

Free cash flow reconciliation:
Net cash provided by operating activities	$ 419.5	$ 542.3	$ 794.8	$ 1,124.8
Additions to property, plant, and equipment	(52.6)	(43.4)	(136.6)	(160.8)
Free cash flow	$ 366.9	$ 498.9	$ 658.2	$ 964.0

The following tables provide a reconciliation of the Company's fiscal 2017 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2017
	Low	High

Net income per common share - assuming dilution reconciliation:
Net income per common share - assuming dilution	$ 5.38	$ 5.48
Special project costs	0.58	0.58
Amortization	1.20	1.20
Impairment charges	0.44	0.44
Adjusted earnings per share	$ 7.60	$ 7.70

	Low	High
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$ 1,190	$ 1,240
Additions to property, plant, and equipment	(240)	(240)
Free cash flow	$ 950	$ 1,000

CONTACT: The J. M. Smucker Company: (330) 682-3000; Investors: Aaron Broholm, Vice President, Investor Relations; Media: Maribeth Burns, Vice President, Corporate Communications